CINTEL  CORP.  TO PRESENT AT FRIEDLAND CAPITAL'S & RESEARCH WORKS' EQUITIES 2004


MELROSE PARK, Pa.--(BUSINESS WIRE)--Sept. 27, 2004--CinTel Corp. ("CinTel") (OTCBB: CNCN - News) a provider of Internet Traffic Management solutions, announced today that its Vice president, Yongchol Cho, will present at Friedland Capital's & Research Works' Equities 2004 Conference featuring companies covered by the research firm, Research Works on September 29th in New York City.

Friedland Capital brings together publicly-traded global companies at events with the financial community in a variety of industry sectors across the United States and Europe. Friedland Capital events provide companies a platform to showcase their management teams, company strategy and business plans. During this important presentation Mr. Cho will present Cintel's corporate message to key members of the investment community including portfolio managers, analysts, brokers and investment bankers. For more information regarding Friedland Capital, please visit www.friedlandcapital.com.

Investors interested in attending the conference should contact Friedland Capital at 303-355-6566 or RSVP online to attend (www.friedlandcapitalevents.com). Investors interested in meeting with Cintel's management privately should contact Yongchol Cho at 408-209-6480. The presentation will be webcast live at www.webcastsonline.com and will be available for replay in an archived version at the same location for 60 days.

About  CinTel  Corp.

Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product. CinTel's award winning Internet Traffic Management (ITM) solutions and System Performance Improvement
(SPI) solutions are marketed to customers around the world, helping them to improve Internet traffic management, service levels and user experience. CinTel's offers comprehensive lines of advanced ITM solutions and SPI that help network operators meet the growing need to manage Web access, secure content, improve users' experiences, and reduce server loads and bandwidth demands.

About  Friedland  Capital

Friedland Capital has been in business since 1979, the US based corporate finance advisory firm, Friedland Capital Inc. and its principals have assisted emerging growth companies worldwide in enhancing shareholder value and achieving their US corporate finance objectives. Friedland Capital has offices in New York, New Jersey, Chicago and Denver.

Friedland Capital is also the world's largest sponsor of financial community and investment events, sponsoring over 150 conferences and luncheons annually in 18 US cities and three European cities.

About  Research  Works

The Research Works, Inc. is an equity research boutique founded in 1992 and focused on small-cap, microcap and penny stocks. Their principal objective is to discover undervalued small companies and help them achieve fair value for their stocks by producing high-quality research reports that are grounded in fundamental analysis and employ state-of-the-art equity valuation models.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. Such forward-looking statements are made based upon management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

CinTel Corp. to Present at Friedland Capital's & Research Works' Equities 2004 Conference

Monday  September  27,  1:37  pm  ET


SHINHAN  BANK  SELECTS  CINTEL  CORP'S  ICACHETM  SERVER

September 20, 2004, Melrose Park, PA - CinTel Corp. ("CinTel") (OTCBB: CNCN) a provider of Internet Traffic Management solutions, today announced that Shinhan Bank has selected CinTel's flagship product, the 'iCacheTM 7020' series for its nationwide data network.

One of Korea's leading financial institutions Shinhan Bank offers retail, corporate, and international banking services. The first South Korean bank to provide online banking to its customers, Shinhan has some 340 domestic branches and numerous global branch offices including Great Britain, China, Hong Kong, Vietnam, Japan and the United States. The bank restructured itself as a financial holding company in 2001 to manage its banking, insurance, investment, and securities units. From this expanded platform, Shinhan serves all major components of Korea's corporate and retail banking and financial services markets.

Shinhan Bank is part of parent company Shinhan Financial Group, one of South Korea's major financial institutions. Shinhan Financial Group, is registered with the U.S. Securities Exchange Commission and listed on the New York Stock Exchange (NYSE) since September 2003.

As one of leading bank in Korea, Shinhan Bank forecast possible excessive outgoing data traffic which can be caused by internal users in the near future; it has searched for a proper solution which can enhance the reliability and performance for its future traffic.

CinTel's Technical Director, Mr. Kil Won Seo said "We made recommendations to Shinhan Bank focusing on the needs of their outgoing traffic. After the installation of iCacheTM server, the response time for internal users has decreased significantly."

Mr. Sang Don Kim, CinTel's CEO added "We have provided Shinhan Bank with the world's best Internet Traffic Management product. This agreement proves again CinTel's ability to meet the demands of world-class enterprises. Financial institutions such as Shinhan Bank put great value not only in access speed but also cost-effectiveness, stability, and reliability. Our iCacheTM series addresses these areas, giving them the comfort level they've been searching for."

About  CinTel  Corp.
Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product. CinTel's award winning Internet Traffic Management (ITM) solutions and System Performance Improvement
(SPI) solutions are marketed to customers around the world, helping them to improve Internet traffic management, service levels and user experience. CinTel's offers comprehensive lines of advanced ITM solutions and SPI that help network operators meet the growing need to manage Web access, secure content, improve users' experiences, and reduce server loads and bandwidth demands. This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. Such forward-looking statements are made based upon management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.
For additional information interested parties are invited to contact CinTel at the Company's website http://www.cintelcorp.net

Larry  Weinstein  215-782-8201  larry@cintelcorp.net

CINTEL CORP. ENTERS $5 MILLION STANDBY EQUITY DISTRIBUTION AGREEMENT WITH CORNELL CAPITAL PARTNERS


MELROSE PARK, Pa.--(BUSINESS WIRE)--Sept. 14, 2004--CinTel Corp. ("CinTel") (OTCBB: CNCN - News) a provider of Internet Traffic Management solutions, today announced that it had entered into a Standby Equity Distribution Agreement ("SEDA") with US-based investment fund Cornell Capital Partners LP ("Cornell"). Under the terms of the SEDA, Cornell has committed to provide up to $5 million of funding to CinTel over a 24 month period, to be drawn down at CinTel 's discretion through the sale of CinTel 's common stock to Cornell. The purchase price of said shares purchased under the SEDA, with respect to any advance, will be equal to 98% of the lowest closing bid price of the Common Stock on the listed market for the five days immediately following the notice date for the advance.

The SEDA facility may be used in whole or in part entirely at CinTel's discretion. The issuance of the shares according to the Agreement is subject to an effective registration statement.

"We  are  very  pleased  with  our  arrangement with Cornell," said Sang-Don Kim
President and CEO of the Company. "The Standby Equity Distribution Agreement will address two important needs for us -- providing a ready source of cash for general and special corporate purposes and increasing the liquidity of the market for our common stock, which should be a benefit for our shareholders," he added.

"In our view, the sectors, in which CinTel operates, show enormous potential," said David Ratzker VP Capital Markets at Cornell Capital. "We look forward to a long-term relationship with the Company."

About  CinTel  Corp.

Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product. CinTel's award winning Internet Traffic Management (ITM) solutions and System Performance Improvement
(SPI) solutions are marketed to customers around the world, helping them to improve Internet traffic management, service levels and user experience. CinTel's offers comprehensive lines of advanced ITM solutions and SPI that help network operators meet the growing need to manage Web access, secure content, improve users' experiences, and reduce server loads and bandwidth demands.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. Such forward-looking statements are made based upon management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

For additional information interested parties are invited to contact CinTel at the Company's website

http://www.cintelcorp.net

CINTEL  SUPPLIES  ICACHE  FOR  KOREA  TELECOM


MELROSE PARK, Pa.--(BUSINESS WIRE)--Aug. 18, 2004--CinTel Corp. ("CinTel") (OTCBB:CNCN - News) an Internet Traffic Management (ITM) solution provider, announced today that it has extended its agreement with Korea Telecom (KT), Korea's largest telecommunication company, for CinTel's flagship product, the 'iCache', for an additional year.

CinTel's iCache product line has been proving its outstanding performance and superior quality by outperforming its competition in several benchmark tests that were performed by KT.

KT is a world-class telecommunication solution provider with services that include ADSL, VDSL, Leased Line, Satellite, Cable Services and High Speed Internet Network Infrastructure, and a customer base exceeding 20 millions as of January 2004.

In 2002 CinTel provided KT with 10 of its iCache-7020 models and in 2003 with an additional 15 of its iCache-8010 models. This year KT has added an additional 9 iCache-8010 models.

CinTel's newest iCache-8010 model provides the needed processing speed and stability for KT's Kornet system, a sophisticated combination of high-speed data telecommunications and voice telephony services.

CinTel's iCache-8010, enables KT to provide faster service to its customers who access global web-sites via Kornet while reducing KT's costs for international line usage. Additionally, by utilizing iCache's unique filtering services, KT is able to stabilize its telecommunication lines.

CinTel plans to provide similar solutions to other large and medium ISP companies both domestically and globally as these companies seek solutions in reducing operating costs while increasing system performance. CinTel's new iCache models fulfill these needs.

About  CinTel  Corp.

Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product. CinTel's award winning Internet Traffic Management (ITM) solutions and System Performance Improvement
(SPI) solutions are marketed to customers around the world, helping them to improve Internet traffic management, service levels and user experience. CinTel's offers comprehensive lines of advanced ITM solutions and SPI that help network operators meet the growing need to manage Web access, secure content, improve users' experiences, and reduce server loads and bandwidth demands.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. Such forward-looking statements are made based upon management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

For additional information interested parties are invited to contact CinTel at the Company's website http://www.cintelcorp.net

CINTEL  CORP.  WINS  2004  KOREA  EMERGING  HIGH-QUALITY  TECHNOLOGY  AWARD

MELROSE  PARK,  Pa.--(BUSINESS  WIRE)--Aug. 11, 2004--CinTel Corp. (OTCBB:CNCN -
News) announced today that it has won the '2004 Korea Emerging High-Quality Technology Award' for its new business of 'Solid-State Disks' (SST-V1) and its 'System Performance Improvement Consulting'.
The Seoul Economy Daily, established in 1960, is one of the key economy publications in Korea with daily circulation of 200,000. The Korea Emerging High-Quality Technology Award is awarded by the Seoul Economy Daily to contributors who advance the Korean IT and manufacturing industries. They selected the top business enterprise companies from some 5,000 companies in each industrial category. Typically, prize winners benefit from the associated publicity gaining added research opportunities, peer technical acknowledgements and sales opportunities.

CinTel's SST-V1 Solid-State Disk Solution was developed to improve input/output speed of existing server systems that require higher speeds due to the ever evolving complexity of information environments. The SST-V1 improves system efficiency of customers' sites when used independently or with existing server systems, at the customers' option.

Sang Don Kim, CinTel's CEO said, "This award is our reward for meticulous and persistent hard-work. It highlights the benefits of Solid-State Disk Solutions and the associated system performance improvements by focusing on the dramatic benefits. We are confident we will achieve our target goals with our SST-V1 business."

About  CinTel  Corp.

Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product. CinTel's award winning Internet Traffic Management (ITM) solutions and System Performance Improvement
(SPI) solutions are marketed to customers around the world, helping them to improve Internet traffic management, service levels and user experience. CinTel's offers comprehensive lines of advanced ITM solutions and SPI that help network operators meet the growing need to manage Web access, secure content, improve users' experiences, and reduce server loads and bandwidth demands.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. Such forward-looking statements are made based upon management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

For additional information interested parties are invited to contact CinTel at the Company's website http://www.cintelcorp.net

Larry  Weinstein at 215-782-8201 larry@cintelcorp.net or overseas@cintelcorp.net

(Yahoo  Financial  News)


THE  RESEARCH  WORKS,  INC.  INITIATES  SPONSORED  COVERAGE  OF  CINTEL  CORP.

MELROSE PARK, Pa.--(BUSINESS WIRE)--July 14, 2004--CinTel Corp. (OTCBB:CNCN) President and CEO Sang-don Kim announced today that The Research Works, Inc., an equity research firm, has initiated coverage and published a sponsored report on CinTel, an Internet Traffic Management solution provider. The report is available online through Stocks on the Web, the web-publishing division of The Research Works, at www.stocksontheweb.com/cncn.htm.

About  The  Research  Works,  Inc.

The Research Works was founded in 1992 and focuses on small-cap and microcap companies. The Company's principal objective is to discover undervalued small companies and help them achieve fair value for their stocks by producing high-quality research reports that are grounded in fundamental analysis and employ state-of-the-art equity valuation models.


CINTEL  AND  CURTIS  ENTER  INTO  A  STRATEGIC  ALLIANCE FOR PRODUCT DEVELOPMENT

MELROSE PARK, Pa.--(BUSINESS WIRE)--July 6, 2004--CinTel Corp. ("CinTel") (OTCBB:CNCN - News) an Internet Traffic Management (ITM) solution provider, announced today that it has entered into a strategic alliance with Curtis, Inc. ("Curtis") for the sale of memory disks (solid state disks). CNCN will expand its System Performance Improvement (SPI) solutions in memory disks and system performance improvement consulting to meet the growing market demand for large transaction processing.

The agreement calls for CNCN to receive the exclusive right to sell Curtis' product line in Korea under the name "SST-V1". In addition, the companies plan to integrate CinTel's iCache and i2one products with Curtis' product line.

The performance and reliability of Curtis' memory disk solutions are well proven with some 20,000 memory disks already having been sold in the U.S., Europe and Southeast Asia.

Memory disks are storage devices designed for the quicker processing speeds of SRAM, DRAM and SDRAM. They deliver processing rates over 100 times quicker than existing magnetic hard disks, and are considered the ideal solution for improved server performance through integration into a server's components.

While competitors products can only be used as PCI-type storage or as external memory disks, CinTel's memory disk solution can be used for multiple purposes, along the same lines as current magnetic disks. The memory disks can be deployed easily in already installed server systems, and used as SAN storage consisting of arrays.

The SCSI, FC-type memory disk comes in two versions, a 1 inch and 1.6 inch and supports up to a maximum of 18GB. Because a standard disk is also utilized, automatic backup can be done easily in 10 minutes, regardless of capacity.

The SST-V1-SAN-1T (1TByte) supports 32GB/sec max bandwidth, and can process data at 400MB/sec (FC Type) per memory disk. In comparison, 10,000RPM magnetic disks can process data at around 5MB/sec.

James Lee, managing director of CinTel's SST-V1 team said, "Beyond delivering this sheer improvement of system performance, the focus of this new business will be to advise businesses in methods of gaining these extraordinary performance improvements and to make memory disks ubiquitous. The memory disks flexibility for use along the lines of standard hard disks makes it an easy solution to apply to any field needing quick data processing."

CinTel plans to market SST-V1 to large enterprises, financial institutions, e-commerce providers, telecoms and government computing installations who are looking to improve their services to customer's by increasing computing performance.

CinTel has the exclusive right to sell this OEM product in Korea and plans to expand it into Singapore, Malaysia and Indonesia using the sales forces of CinTel's resellers.

About  Curtis,  Inc.

Curtis, Inc. is an industry leading supplier of solid state storage products. Since 1985 Curtis has been developing solid state systems using UVEPROM, Flash, SRAM, and DRAM memory technologies. To date, over 20,000 Curtis solid state disk products have been sold through-out the USA, Canada, Western Europe, Australia and Asia. Curtis has established a reputation for innovative product designs, high quality workmanship, on-time delivery, and adopting advanced manufacturing techniques.

CINTEL  CORP.,  SUPPLIES  ITS  ICACHE  TO  KOSEP  CO.,  LTD

SEOUL,  South  Korea,  May  27,  2004 (PRIMEZONE) -- Internet Traffic Management
(ITM) solution provider, CinTel Corp. (OTC BB:CNCN.OB - News) (http://www.cintelcorp.net) announced on May 27, 2004, that it has provided Korea South-East Power Co., Ltd. (KOSEP) with its cache server (iCache 3030) for use at KOSEP's thermal power plants in Yonghung and Yondong.

The Yonghung and Yondong Thermal Power Plants are KOSEP's main power plants and supply over 1,925MW of electronic power per year. They are a vital part of Korea's infrastructure.

Prior to the introduction of CinTel's iCache, these Power Plants suffered from a rise in the number of Internet users creating traffic bottlenecks on their Internet line.

CinTel's CTO, Mr. Seo Kil Won said ``We focused on the requirements of our customer who's concern was the business traffic between its power plants and their head offices in Seoul. In addition to providing our iCache product, we recommended that they divide their WAN line into Internet and Intranet lines.'' He added ``We are confident that we helped them solve their Internet traffic problem.''

iCache is one of the top selling caching solutions in Korea and was acknowledged as the top model in Korea Telecom (KT) International Backbone Cache System Bid in 2003.

CinTel expects that it will fulfill substantial orders from KOSEP for cache servers this year.

CINTEL  ENTERS  THE  STORAGE  SOLUTION  MARKET  WITH  SEL

SEOUL,  South  Korea,  May  25,  2004  (PRIMEZONE) -- Network solution provider,
CinTel Corp. (OTCBB:CNCN) announced on May 25, 2004, that it entered into a Reseller and Co-marketing Agreement for the sale of Storage Attached Network
(SAN) switches with Seoul Electron Ltd. CinTel also supplied a SAN switching solution to Hyundai Motor Co. in the amount of USD $35,000.

Seoul Electron is a specialized storage System Integration (SI) company and one of the largest SAN system integration companies in Korea. It had USD 13 Million in revenue in 2003 and has been listed on the KOSDAQ market since 1999.

With this alliance, CinTel acquired the right to market Brocade's Silkworm, one of the top-selling SAN solutions in the world, domestically. Additionally, CinTel will take this opportunity to gain an upper hand in the data storage market, by integrating its ITM solution with SAN solutions.

"The Data Backup market is dramatically growing in Korea. We will expand our markets into the Disaster Recovery (DR) and SAN backup solution fields for clients in finance, press/media, manufacturing and government with aggressive marketing and sales focus on our existing customer base," CinTel's CEO, Mr. Sang Don Kim explained. He added, "Hyundai is a world-renown corporation, and we are proud of our sales and technology force who have proven themselves by securing this supply agreement providing SAN solutions to Hyundai Motor Co."

CinTel's Sales Director, Mr. Jin Yong Kim said, "The SAN switch will be used in Hyundai Motor Co.'s new information system, and we are confident they will be pleased with our services. We at CinTel expect additional purchases from Hyundai for SAN backup solutions by the end of 2004 that are much larger than the amount procured under this current agreement."

CINTEL  CORP.  IS  ENTERING  INTO  A  PORTING  SOLUTION AGREEMENT WITH IBM KOREA

SEOUL, South Korea, May 10, 2004 (PRIMEZONE) -- On May 10, 2004, CinTel Corp. (NASDAQ-OTCBB:CNCN) (www.cintelcorp.net) (OTCBB:CNCN) announced that it has developed and is launching a 'Log Analysis Solution' specifically for massive log-data management and analysis by integrating its PacketCruz(tm) iLog with IBM's hardware and software, in cooperation with IBM Korea.

This product was originally part of the log-analysis solution of CinTel's iCache (cache sever) and has been marketed to public or private enterprises and government since its development in 2003. Through continuous performance improvements from the time of its inception, it has successfully performed as an exclusive solution with log management/analysis tools, on various network equipment such as network switches, firewalls, IDS and IPS.

By strengthening the tracing function and improving the stabilization of the management/analysis function of the log-data, iLog provides the ability to easily identify and analyze log-data of security infringement events for clients to whom absolute security is paramount. By adding various log-data checking functions, including URL-based and users' IP address-based checking, Log Analysis Solution quickly identifies a users unwarranted use of bulletin boards on press or portal sites. As a result, it provides clients with immediate value-adds to their business.

By porting the function of iLog on the IBM pSeries platform, IBM Korea aims at doubling its system's stability and expandability through this project.

CinTel Corp.(NASDAQ-OTCBB:CNCN) explains, "By means of a double hashed indexing technique (CinTel's own algorithm), we enable the stable processing of multi-terra byte log-data. This is done with a substantial reduction in time of log-data analysis and the resources needed for that process. At the same time, it allows for system expandability using the logical portioning function of the IBM server platform. In this way, we offer an alternative to clients' demands in overcoming the limitations of current, mainly manual, log management methods."

CinTel is completing the development of its new product, a data management/analysis solution and plans to market it to large enterprises (e.g., Samsung, Hyundai and LG), KEPCO and other public entities (e.g., Korea Post) starting in the third quarter of 2004. CinTel anticipates that revenues from this product may reach approximately USD $7 million by the latter half of 2005. CinTel's believes that its ability to penetrate into large enterprises, portals, finance and public markets may be attributed to the superior performance of the products as compared to the competition and the coordinated sales activities.

CINTEL  APPOINTS  TONG  SOO  CHUNG  TO  CORPORATE  COUNSEL

SOUTH KOREA, May 5, 2004 (PRIMEZONE) -- CinTel Corp.(NASDAQ-OTCBB:CNCN) (OTCBB:CNCN) announced today that Tong Soo Chung has joined CinTel as its corporate counsel to support the Company in reaching its objectives. Mr. Chung joins CinTel with over 20 years' experience in corporate law and with an extensive public/legal service and business background.

Most recently, Mr. Chung served as President Clinton's appointee as acting Deputy Assistant Secretary for Service Industries and Finance for the International Trade Administration of the United States Department of Commerce. He was responsible for the management of the Office of Finance, the Office of Service Industries and the Office of Export Trading Company Affairs. Prior to his appointment as the Deputy Assistant Secretary, Mr. Chung served as the Director of the Advocacy Center, also within the International Trade Administration, where he coordinated U.S. companies competing for infrastructure-related projects overseas. While with the International Trade Administration, Mr. Chung worked with more than 750 companies on more than 1,600 projects.

Mr. Chung received his J.D. from the UCLA School of Law in 1984, an M.A. in Public Affairs from Woodrow Wilson School of Public and International Affairs at Princeton University in 1980 and a B.A. from Harvard University in 1977 (magna cum laude).

Sang Don Kim, President of CinTel, noted, "Mr. Chung's experience with CinTel's product launches, in the Internet Traffic Management (ITM) market, fits perfectly with our strategic expansion in this industry." He added, "His (Chung's) industry contacts and immense industry marketing experience provides us with an important asset in crafting and implementing new strategies."

As part of his consultancy, Mr. Chung will also be assisting the Company as a member of its advisory board.


CINTEL CORP. SUPPLIED TOTAL TRAFFIC MANAGEMENT SYSTEM FOR SAMSUNG ELECTRONICS CO., LTD.

MELROSE  PARK,  Pa.--(BUSINESS  WIRE)--May  3, 2004--Internet Traffic Management
(ITM) solution provider CinTel Corp.(NASDAQ-OTCBB:CNCN) (OTCBB:CNCN) announced on May 3, 2004 that it has provided to Samsung Electronics Co., Ltd. (SEC) Korea, at the R3 Center in its Suwon Branch, CinTel's iCache server and log analysis solution (PacketCruz(TM) iLog).

The R3 Center of SEC performs research & development of electric home appliances made in Korea. At the time of introduction of the above products, HTTP traffic occupied more than 200Mbps of 300Mbps WAN bandwidth, and Response Time was almost over 5 seconds on the average.

CinTel's CEO, Mr. Sang Don Kim, said, "We made a suggestion focusing on the demands of the customer who values security as well as the reduction in WAN bandwidth. After the installation of iCache server, Response Time fell off by 3 seconds, WAN bandwidth occupancy rate by over 30% and Cache hit rate increased impressively by more than 60%, on average. Additionally, we utilized the functions of log management/analysis and user detection, using our PacketCruz(TM) iLog (as a solution for massive log analysis only), satisfying the demands of the R3 Center's emphasis on security."

CinTel's iCache server offers much improved performances over its old model, which has already been acknowledged as a finalist model in the Kornet Int'l Cache System Bid at Korea Telecom (KT) 2003.

This first installment contract with Samsung Electronics Co., Ltd. is for approximately $180,000. Additionally, CinTel expects to provide traffic management solutions this year to Samsung Electronics Co., Ltd. totaling USD$1.5M.

CINTEL  ENTERS  THE  STORAGE  SOLUTION  MARKET  WITH  SEL

SEOUL,  South  Korea,  May  25,  2004  (PRIMEZONE) -- Network solution provider,
CinTel Corp. (OTCBB:CNCN) announced on May 25, 2004, that it entered into a Reseller and Co-marketing Agreement for the sale of Storage Attached Network
(SAN) switches with Seoul Electron Ltd. CinTel also supplied a SAN switching solution to Hyundai Motor Co. in the amount of USD $35,000.

Seoul Electron is a specialized storage System Integration (SI) company and one of the largest SAN system integration companies in Korea. It had USD 13 Million in revenue in 2003 and has been listed on the KOSDAQ market since 1999.

With this alliance, CinTel acquired the right to market Brocade's Silkworm, one of the top-selling SAN solutions in the world, domestically. Additionally, CinTel will take this opportunity to gain an upper hand in the data storage market, by integrating its ITM solution with SAN solutions.

"The Data Backup market is dramatically growing in Korea. We will expand our markets into the Disaster Recovery (DR) and SAN backup solution fields for clients in finance, press/media, manufacturing and government with aggressive marketing and sales focus on our existing customer base," CinTel's CEO, Mr. Sang Don Kim explained. He added, "Hyundai is a world-renown corporation, and we are proud of our sales and technology force who have proven themselves by securing this supply agreement providing SAN solutions to Hyundai Motor Co."

CinTel's Sales Director, Mr. Jin Yong Kim said, "The SAN switch will be used in Hyundai Motor Co.'s new information system, and we are confident they will be pleased with our services. We at CinTel expect additional purchases from Hyundai for SAN backup solutions by the end of 2004 that are much larger than the amount procured under this current agreement."


CINTEL  ADDS  TECHNICAL  ADVISOR

SEOUL, Korea--(BUSINESS WIRE)--April 28, 2004--CinTel Corp.(NASDAQ-OTCBB:CNCN) (OTCBB:CNCN) announced today that Doo-Kwon Baik, Ph.D has joined CinTel as technical advisor as the company continues to move toward reaching its technology objectives. Mr. Baik brings CinTel over 30 years' of experience in information technology.

CinTel's expertise is well established, having won the Prime Minister Prize at the Korea Innovation Awards 2003, for its ingenious ideas, technology, and products. Excelling in creating shareholder value and implementing transparent corporate governance, CinTel is gaining momentum as it launches its business into the United States by recruiting additional experts into the Company.

Currently  Mr.  Baik  is  a  Professor  at  the Computer Science and Engineering
Department at Korea University. He was the former Dean of the College of Information and Communications at the University. Previous noteworthy positions he has held include, Director of the University Computing Center at Korea University, the President of the Korea Simulation Society, the Vice President of the Korea Information Processing Society, and the President of Dosan Academy.

CINTEL ANNOUNCES NEW LOCATION TO SUPPORT GROWTH IN PROJECTED DEMAND FOR SALES AND BUSINESS

CinTel Corp. (OTCBB: CNCN) announced today that it has completed its move to new business facilities in Philadelphia in order to support expected growth of its solution and product groups. CinTel's flagship Web caching line, the iCache?, applies a level of intelligence to caching never before possible, allowing CinTel to deliver superior performance at lower prices. iCache boasts intelligence, advantages in disk I/O and file management, and superior algorithms that learn and search better and better with increased usage. It is the only transparent Web caching solution available today that does not require a separate Layer 4 switch, resulting in improved traffic management, reduced costs and eliminates the need for additional special equipment.

This new strategic location in the US will provide the needed office space for CinTel s marketing/sales forces, its development and production division, allow for expansion as it advances its new business with IBM, and for any future growth opportunities that will arise over the next 2 years.

This facility also complements CinTel currently, as it helps to support the Company's anticipated order flow for 2004 and 2005, so it can continue to keep the highest quality ratings and standards.

Sang Don Kim, President of CinTel Corp, commented, ``We are very pleased to have opened our new location and are looking forward to utilizing the increased access to new markets that this new location provides.'' He added, ``The new facility will allow us to expand efficiencies in marketing and sales, reduce costs and plan for a strong anticipated demand of our products. Additionally, the move places us within a high-tech cooperative facility, which will bolster the Company's access to specialized technology in emerging fields that encompass the CinTel family of products.''